Exhibit 5.5

May 30, 2013

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, Florida 33487

Re:        Form S-4 Shelf Registration Statement of The GEO Group, Inc.

Ladies and Gentlemen:

We have acted as special Colorado counsel to B.I. Incorporated, a Colorado corporation (the “Company”) in connection with that certain registration statement on Form S-4 filed with the Securities and Exchange Commission on May 30, 2013 (the “Registration Statement”) by The GEO Group, Inc. (“Parent”), the Company and certain other subsidiaries of the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers an Exchange Offer described in Section 2.07(f) of the Indenture (defined below) (the “Exchange Offer”) relating to the issuance of the Parent’s 5 1/8% Senior Notes due 2023 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes as set forth in Article Ten of the Indenture by the Company and each of the other entities listed in the Registration Statement as Subsidiary Guarantors (collectively, the “Subsidiary Guarantors”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

In connection with issuing this opinion, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement;

(2)	the Indenture dated as of March 19, 2013, between the Parent, the Subsidiary Guarantors, and (as trustee) Wells Fargo Bank, National Association (the “Indenture”);

(3)	a specimen of the Exchange Notes (the “Specimen,” and collectively with the Indenture, the “Opinion Documents”);

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(4)	the Articles of Incorporation of the Company, as presently in effect;

(5)	the By-Laws of the Company, as presently in effect;

(6)	certain resolutions adopted by the board of directors of the Company relating to the Exchange Offer, the Registration Statement and related matters; and

(7)	the Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Colorado issued May 30, 2013 (the “Certificate of Good Standing”).

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents other than the Company; (d) the entity power of each party to the Opinion Documents (other than the Company) to execute, deliver and perform the Opinion Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Company) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; and (f) as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Company.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

(1)	Based solely on the Certificate of Good Standing, the Company is a Colorado corporation that is validly existing and in good standing under Colorado law.

(2)	The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder;

(3)	The Company has authorized the execution, delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

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(4)	The Indenture has been executed and delivered by the Company.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Colorado, as in effect on the date hereof.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished to you in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Akerman Senterfitt may rely upon this opinion letter in connection with the opinion letter to be submitted by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ BURNS, FIGA & WILL, P.C.

BURNS, FIGA & WILL, P.C.